EXHIBIT 99.1

Craig K. Hubbard

Treasurer

985.801.5117

craig.hubbard@scppool.com

FOR IMMEDIATE RELEASE

SCP POOL CORPORATION

REPORTS RECORD THIRD QUARTER RESULTS

18% EARNINGS PER SHARE INCREASE

COVINGTON, La. (October 21, 2004) – SCP Pool Corporation (the “Company” or “POOL”) (Nasdaq/NM: POOL) today reported record results for the third quarter of 2004.

Earnings per share for the third quarter of 2004 increased 18% to $0.39 per diluted share on net income of $22.0 million, compared to $0.33 per diluted share on net income of $18.4 million in the third quarter last year.

Net sales for the three months ended September 30, 2004 increased $24.5 million, or 7%, to $362.1 million, compared to $337.6 million in the third quarter of 2003. Base business sales growth of 5% contributed $15.9 million to the increase, while acquired service centers accounted for the remaining increase. The increase in base business sales is primarily due to the growth in the installed base of swimming pools and POOL’s execution of its sales and service programs coupled with a 31% growth in complementary product sales.

Gross profit for the three months ended September 30, 2004 increased $12.0 million, or 13%, to $104.2 million from $92.2 million in the same period in 2003. This increase was primarily due to the increase in net sales and improved margins. Gross profit as a percentage of net sales (gross margin) increased 150 basis points to 28.8% in the third quarter of 2004 from 27.3% in the comparable 2003 period. The base business gross margin improved 160 basis points primarily due to improved selling and supply chain management practices.

Operating expenses in the third quarter of 2004 increased $6.3 million, or 10%, to $67.2 million from $60.9 million in the third quarter of 2003. Operating expenses as a percentage of net sales increased 60 basis points to 18.6% in 2004 from 18.0% in 2003. Operating income for the third quarter of 2004 was $36.9 million, an increase of 18% over third quarter 2003 operating income of $31.2 million.

“It’s a real testament to the quality and determination of our dedicated employees that we continue to generate strong results despite adverse weather conditions. We continue to execute our strategies and pursue the many growth opportunities available within the young swimming pool industry”, commented Manuel Perez de la Mesa, President and CEO.

Net sales for the nine months ended September 30, 2004 increased $135.0 million, or 14%, to $1,100.9 million, compared to $965.9 million in the comparable 2003 period. Base business sales growth of 10% contributed $97.1 million to the increase, while acquired service centers and service centers consolidated with acquired locations accounted for the remaining increase. Gross margin increased 110 basis points to 28.6% in the first nine months of 2004 from 27.5% for the same period last year while base business gross margin increased 130 basis points between periods. Operating income for the first nine months of 2004 increased 28% to $117.2 million, or 10.6% of net sales, compared to operating income of $91.9 million, or 9.5% of net sales in the same period last year. Earnings per share for the first nine months increased 28% to

POOL Reports Record Third Quarter 2004 Results

October 21, 2004

$1.24 per diluted share on net income of $69.7 million, compared to $0.97 per diluted share on net income of $53.8 million in the comparable 2003 period.

Cash provided by operations was $30.9 million in the first nine months of 2004 compared to $58.2 million in the same period in 2003. The decrease in cash provided by operations through September year-to-date is the result of a $15.8 million increase in net income offset by 1) an increase in inventory acquired in advance of anticipated price increases, 2) a reduction in outstanding accounts payable attributable to a more aggressive payment attitude and the capture of vendor provided terms discounts, and 3) a swing in cash flow benefit realized in the prior year related to inventory from consolidated branches.

Wilson B. Sexton, Chairman, added, “It is noteworthy that the Company continues to execute its plan at progressively higher levels. The Board is pleased with the results and confident in POOL’s future success.”

At September 30, 2004, 193 service centers were included in the base business calculations, and five service centers were excluded because they were acquired within the last 15 months.

Based on industry knowledge, SCP Pool Corporation believes it is the largest wholesale distributor of swimming pool supplies and related products. As of October 21, 2004 POOL operates 198 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to roughly 48,000 customers. For more information about POOL, please visit www.scppool.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2003 Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission.

POOL Reports Record Third Quarter 2004 Results

October 21, 2004

Consolidated Statements of Income
(Unaudited) (In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$362,091	$337,611	$1,100,916	$965,883
Cost of sales	257,908	245,454	786,486	700,342

Gross profit	104,183	92,157	314,430	265,541
Percent	28.8%	27.3%	28.6%	27.5%
Selling and administrative expenses	67,234	60,937	197,220	173,613

Operating income	36,949	31,220	117,210	91,928
Percent	10.2%	9.2%	10.6%	9.5%
Interest expense	868	1,063	2,973	3,662
Income before income taxes	36,081	30,157	114,237	88,266
Provision for income taxes	14,071	11,761	44,552	34,424

Net income	$22,010	$18,396	$69,685	$53,842

Earnings per share
Basic	$0.42	$0.35	$1.31	$1.02
Diluted	$0.39	$0.33	$1.24	$0.97

Weighted average shares outstanding
Basic	52,847	53,075	53,057	53,018
Diluted	56,175	55,931	56,321	55,577

Cash dividends declared per common share	$0.07	$—	$0.13	$—

Note: Earnings per share and weighted average shares outstanding for the prior periods have been adjusted to reflect the three-for-two stock split effective September 10, 2004.

POOL Reports Record Third Quarter 2004 Results

October 21, 2004

Condensed Consolidated Balance Sheets
(Unaudited) (In thousands)	September 30, 2004	September 30, 2003
Assets
Current assets
Cash and cash equivalents	$30,427	$29,714
Receivables, net	39,250	34,305
Receivables pledged under securitization agreement	91,110	83,637
Product inventories, net	167,024	141,688
Prepaid expenses	6,167	4,797
Deferred income taxes	1,512	1,376

Total current assets	335,490	295,517

Property and equipment, net	25,210	24,138
Goodwill	112,489	109,156
Intangible assets, net	11,609	6,400
Other assets, net	1,657	2,729

Total assets	$486,455	$437,940

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	76,454	73,620
Accrued and other current liabilities	45,231	46,651
Short-term financing	69,770	62,270
Current portion of long-term debt	25,850	885

Total current liabilities	217,305	183,426

Deferred income taxes	20,890	12,599
Long-term debt, less current portion	3,043	43,033
Other long-term liabilities	3,534	2,656

Total stockholders’ equity	241,683	196,226

Total liabilities and stockholders’ equity	$486,455	$437,940

1.	The allowance for doubtful accounts (AFDA) was $3.6 million in 2004 and $4.3 million in 2003. The AFDA represented 77% and 79% of the accounts receivable greater than 60 days past due in September 2004 and September 2003, respectively.

2.	The inventory reserve was $3.7 million in September 2004 and $4.5 million in September 2003. The fastest moving inventory classes (classes 1-3) increased to 65.9% of total inventory in September 2004 compared to 63.7% of total inventory in September 2003.

POOL Reports Record Third Quarter 2004 Results

October 21, 2004

Condensed Consolidated Statements of Cash Flows
(Unaudited) (In thousands)	Nine Months Ended September 30,
	2004	2003
Operating activities
Net income	$69,685	$53,842
Adjustments to reconcile net income to net cash provided by operating activities	7,324	8,582
Changes in operating assets and liabilities, net of effects of acquisitions
Receivables	(46,270)	(42,701)
Product inventories	26,307	45,581
Accounts payable	(45,005)	(25,689)
Other	18,840	18,547

Net cash provided by operating activities	30,881	58,162

Investing activities
Acquisition of businesses, net of cash acquired	(349)	(5,262)
Purchase of property and equipment, net of sale proceeds	(5,060)	(6,080)

Net cash used in investing activities	(5,409)	(11,342)

Financing activities
Proceeds from revolving line of credit	218,069	168,710
Payments on revolving line of credit	(232,469)	(253,885)
Proceeds from asset-backed financing	66,522	102,270
Payments on asset-backed financing	(39,170)	(40,000)
Proceeds from other long-term debt	—	3,033
Payments on other long-term debt	(1,519)	(886)
Payments on other short-term debt	—	(2,100)
Issuance of common stock under stock option plans	6,273	3,042
Payment of cash dividends	(7,053)	—
Purchase of treasury stock	(20,085)	(3,336)

Net cash used in financing activities	(9,432)	(23,152)
Effect of exchange rate changes on cash	1,575	914

Change in cash and cash equivalents	17,615	24,582
Cash and cash equivalents at beginning of period	12,812	5,132

Cash and cash equivalents at end of period	$30,427	$29,714

POOL Reports Record Third Quarter 2004 Results

October 21, 2004

Addendum

(In thousands) (Unaudited)	Base Business Three Months Ended September 30,		Acquired Service Centers Three Months Ended September 30,		Total Three Months Ended September 30,
	2004	2003	2004	2003	2004	2003
Net sales	$350,425	$334,505	$11,666	$3,106	$362,091	$337,611
Gross profit	100,822	91,111	3,361	1,046	104,183	92,157
Gross margin	28.8%	27.2%	28.8%	33.7%	28.8%	27.3%
Selling and operating expenses	63,843	59,701	3,391	1,236	67,234	60,937
Expenses as a % of net sales	18.2%	17.9%	29.1%	39.8%	18.6%	18.0%
Operating income (loss)	36,979	31,410	(30)	(190)	36,949	31,220
Operating margin	10.6%	9.4%	(0.3)%	(6.1)%	10.2%	9.2%

(In thousands) (Unaudited)	Base Business Nine Months Ended September 30,		Acquired and Consolidated Nine Months Ended September 30,		Total Nine Months Ended September 30,
	2004	2003	2004	2003	2004	2003
Net sales	$1,051,414	$954,276	$49,502	$11,607	$1,100,916	$965,883
Gross profit	301,286	261,895	13,144	3,646	314,430	265,541
Gross margin	28.7%	27.4%	26.6%	31.4%	28.6%	27.5%
Selling and operating expenses	183,686	168,145	13,534	5,468	197,220	173,613
Expenses as a % of net sales	17.5%	17.6%	27.3%	47.1%	17.9%	18.0%
Operating income (loss)	117,600	93,750	(390)	(1,822)	117,210	91,928
Operating margin	11.2%	9.8%	(0.8)%	(15.7)%	10.6%	9.5%

We calculate base business growth by excluding the following service centers from the calculation for 15 months:

•	Service centers acquired;
•	Service centers consolidated with acquired service centers; and
•	New service centers opened in new markets.

POOL Reports Record Third Quarter 2004 Results

October 21, 2004

Additionally, we allocate overhead expenses to the base business by considering base business net sales as a percentage of total net sales.

The effect of service center acquisitions and consolidations in the tables above includes the operations of the following:

•	Service centers consolidated with Fort Wayne locations – January and February 2003 and January and February 2004
•	Les Industries R.P., Inc – January through July 2004 and May through July 2003
•	SCP Mexico S.A. de C.V. – January through September 2004 and August through September 2003
•	Sud Ouest Filtration – January through September 2004 and August through September 2003
•	Distribution division of Litehouse Products—January through September 2004
•	SCP Pool Distributors Spain, S.L. – January through September 2004